As Filed with the Securities and Exchange Commission on February 29, 1996

                         Registration No. 33-_________

                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D. C. 20549

                                   FORM S - 3
                             REGISTRATION STATEMENT

                                     under

                           THE SECURITIES ACT OF 1933

                          WATER-JEL TECHNOLOGIES, INC.
             (Exact name of registrant as specified in its charter)

                             243 Veterans Boulevard
                          Carlstadt, New Jersey 07072
                                 (201)-507-8300
   (Address and telephone number of registrant's principal executive offices)


         New York                     3398                   13-3006788
(State or other jurisdiction  (Standard Industrial   (IRS Employer I.D. Number)
     of incorporation)        Classification Code)

                           Peter D. Cohen, President
                         Water-Jel Technologies, Inc.
                            243 Veterans Boulevard
                          Carlstadt, New Jersey 07072
                                (201) 507-8300
           (Name, address and telephone number of agent for service)

               Copies of all                 Oscar D. Folger, Esq.
               communications to:            521 Fifth Avenue
                                             New York, New York 10175
                                             (212) 697-6464

Approximate date of commencement of proposed sale to the public: from time to time after the effective date of this Registration Statement depending on market conditions.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

                        CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------------
                                                              Proposed
                                              Proposed        Maximum
Title of                    Amount            Offering        Aggregate                 Amount of
Securities to               to be             Price Per       Offering                  Registration
be Registered               Registered        Share(1)        Price                     Fee
-------------------------------------------------------------------------------------------------
Common Stock,
$.08 par value              849,789           $ 3.09375       $2,629,034.70             $906.56(1)

Class A Warrants            176,596           $ 1.375         $  242,819.50             $ 83.73(2)

Class B Warrants            176,596           $ 0.047         $    8,300.00             $  2.86(3)

TOTAL                                                         $2,880,154.20             $993.15

(1) Estimated for purposes of this filing pursuant to Rule 457(c) at $3.09375 per share based upon the average of the bid and asked prices of $3.00 and $3.1875, respectively, on February 27, 1996.

(2) Estimated for purposes of this filing pursuant to Rule 457(c) at $1.375 per warrant based upon the average of the bid and asked prices of $1.25 and $1.50, respectively, on February 27, 1996.

(3) Estimated for purposes of this filing pursuant to Rule 457 at $0.047 based upon the closing bid quotation when the Class B Warrants last traded on November 3, 1994.
                            -----------------------

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                            ----------------------

PROSPECTUS
                SUBJECT TO COMPLETION, DATED FEBRUARY 29, 1996

                         WATER-JEL TECHNOLOGIES, INC.

           849,789 Shares of Common Stock, 176,596 Class A Warrants,
                         and 176,596 Class B Warrants

     This Prospectus relates to 849,789 shares of Common Stock of Water-Jel Technologies, Inc. (the "Company"), par value $.08 per share (the "Shares"), 176,596 redeemable Class A Common Stock Purchase Warrants (the "Class A Warrants"), and 176,596 redeemable Class B Common Stock Purchase Warrants (the "Class B Warrants") (collectively the "Securities") which may be offered from time to time by the Selling Shareholders. See "Selling Shareholders." This Prospectus does not relate to the sale or issuance by the Company of any securities. Any Securities which are offered will be offered for the respective accounts of the Selling Shareholders, who will acquire Securities upon exercise of options and warrants which are owned by them. The Company will receive the exercise prices payable upon such exercises. However, the Company will not receive any proceeds from the sale of the Securities by the Selling Shareholders. The Company has been advised by the Selling Shareholders that there are no underwriting arrangements with respect to the sale of the Shares, that the Securities will be sold from time to time in the over-the-counter market at then prevailing prices and in private transactions at negotiated prices, and that usual and customary brokerage fees, if any, will be paid by the Selling Shareholders in connection therewith.

     Each Class A Warrant entitles the holder to purchase one share of Common Stock and to receive one Class B Warrant at an exercise price of $3.00 on or prior to October 30, 1996. Each Class B Warrant entitles the holder to purchase one share of Common Stock at $6.00 per share on or prior to October 30, 1996. The Warrants are subject to redemption at $.40 per Warrant upon 30 days written notice provided the closing bid price of the Common Stock in the over-the-counter market (or the last sale price listed on a national securities exchange) for 20 consecutive business days ending within 15 days of the notice of redemption averages in excess of (i) $4.56 per share for redemption of the Class A Warrants or (ii) $9.00 per share for redemption of the Class B Warrants.

     The Company's Common Stock and Class A Warrants are traded on NASDAQ under the symbols BURN and BURNZ, respectively. The closing bid quotations of the Company's Common Stock and Class A Warrants on February 27, 1996 as quoted by NASDAQ, were $3.00 and $1.25, respectively. The Class B Warrants were traded on NASDAQ under the symbol BURNW until March 23, 1995, when they were delisted because of a lack of trading volume. According to NASDAQ, the Class B Warrants last traded on November 3, 1994 when the last closing bid quotation was $0.047.

                           ------------------------

      THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS"

                           ------------------------


         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
       SECURITIES AND EXCHANGE COMMISSION, NOR HAS THE COMMISSION PASSED
      UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this Prospectus is February , 1996.

                             AVAILABLE INFORMATION

     The Company is subject to the reporting requirements of the Securities Exchange Act of 1934 and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission").
Such reports and other information may be inspected at the public reference facilities of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission:
Suite 1400, 500 West Madison Street, Chicago, Illinois 60661-2511; Seven World Trade Center - 13th Floor, New York, New York 10048; and Suite 500 East, 5757 Wilshire Boulevard, Los Angeles, California 90036-3648. Copies of such material may be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549, at prescribed rates.

                           ------------------------

     The Company will furnish its security holders with annual reports containing audited financial statements at the end of each fiscal year. In addition, the Company may, from time to time, issue unaudited interim reports and financial statements.

     THE FOLLOWING LEGEND WILL APPEAR IN RED INK ON THE FRONT PAGE OF THE PROSPECTUS IN THE EVENT THAT THE PROSPECTUS IS CIRCULATED PRIOR TO BEING DECLARED EFFECTIVE BY THE COMMISSION:

     "The information contained herein is subject to completion or amendment.
A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell nor the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State."

                                  THE COMPANY

     Water-Jel Technologies, Inc., (the "Company") is a New York corporation established in 1979. Since its inception, the Company has focused its efforts on the development, manufacture and marketing of products using its Water-Jel gel as emergency first aid for burn injuries. The Company's Water-Jel First Aid product line for burns includes fire blankets, burn dressings, Burn Jel, UnBurn, and Cool-Jel. In addition, the Company has expanded its manufacturing operations to include a line of generic creams and ointments and through an arrangement with Pfizer Inc. began marketing Visine Singles to the industrial marketplace.

     On November 25, 1994, the Company effected a one-for-eight reverse stock split of all of the Company's securities. Unless otherwise indicated, all information in this Prospectus gives retroactive effect to this reverse stock split.
     The Company was incorporated under the name Trilling Resources, Ltd. in September 1979. It changed its name to Trilling Medical Technologies, Inc. in September 1987 and to Water-Jel Technologies, Inc. in July 1991. The executive offices of the Company are located at 243 Veterans Boulevard, Carlstadt, New Jersey 07072. The Company's telephone number is (201) 507-8300.

                                 RISK FACTORS

     THE SECURITIES OFFERED HEREBY ARE HIGHLY SPECULATIVE IN NATURE AND INVOLVE A HIGH DEGREE OF RISK. THEREFORE, EACH PROSPECTIVE INVESTOR SHOULD, PRIOR TO EXERCISE, CONSIDER VERY CAREFULLY THE FOLLOWING RISK FACTORS, AS WELL AS ALL OF THE OTHER INFORMATION SET FORTH ELSEWHERE IN THIS PROSPECTUS.

1. Government Regulation

     The Company's products and manufacturing practices are subject to regulation by the Food and Drug Administration ("FDA") as well as by similar foreign authorities. The Water-Jel Fire Blanket and Burn Dressing are medical devices subject to regulation by the FDA. The Company's generic creams and ointment, Burn Jel and UnBurn line are classified as over the counter drugs.
FDA requirements include adherence to good manufacturing practices, proper labelling, and either premarket notification under section 510(k) of the Medical Device Amendments to the Federal Food, Drug and Cosmetics Act or premarket approval (depending on the category of product) prior to commercial marketing in the United States. The Company is also subject to periodic inspections by the FDA relating to good manufacturing practices. The FDA has the authority to require a suspension of manufacturing operations if it finds serious deficiencies. Additional regulation may, in the future, be imposed by Federal, state or local authorities, particularly the FDA. Any new products will also be subject to review of various regulatory authorities in virtually every foreign country in which such products are offered for sale. To the extent that any new products which the Company may develop are deemed to be new pharmaceutical or new medical devices, such products will require FDA and other regulatory clearance and/or approvals prior to marketing. Such governmental regulation may prevent or substantially delay the marketing of any products developed by the Company, cause the Company to undertake costly procedures, and furnish a competitive advantage to the more substantially capitalized companies which compete with the Company. There can be no assurance that the Company will have the requisite financial resources to complete the regulatory approval process with respect to any new products which it may develop.

2. Market Acceptance for Company's Products

     The Company believes that its ability to market its products requires educating potential users of its products as to their benefits and applications. No assurance can be given that the Company will be able to successfully increase the market for its products.

3. Need for Additional Funds

     It is likely that the Company's education and marketing efforts, particularly those directed at the personal use market, will require substantial funds.

4. Competition

     The market in which the Company currently operates is characterized by competition and rapid technological change. Other firms, including Spenco Medical Corporation, C.R. Bard, Inc. and Johnson & Johnson Products, Inc. manufacture and market fire blankets, burn dressings and related fire safety products and have been in business for a longer period of time, are better established, have financial resources substantially greater, and have more extensive facilities than those which now, or in the foreseeable future, may be available to the Company. While some segments of the market are dominated by large manufacturers, other segments of the market are characterized by intense competition among independent product manufacturers.

     In fiscal 1995 Nortrade International, Inc. ("Nortrade") introduced a product which attempts to duplicate the Company's First Aid Product Line for Burns. The Company believes that it will be able to compete with Nortrade based upon the Company's established customer base, superior customer service and its ability to offer a more diverse range of products.

5. Patents

     The design of the Company's Fire Blanket products was protected by United States and foreign patents which were assigned to the Company in 1979 and 1985. The United States patent which protected a substantial portion of the Company's technology expired in 1992. New competitors may now enter the Company's markets. The Company may be materially and adversely affected if the Company should fail to establish a secure market base before the entrance of significant new competitors now that the original United States patent has expired. See "Competition."

     In January 1995, the Company was granted a patent for a synthetic fabric containing a therapeutic, non-toxic, water- soluble and bio-degradable gel used in the Company's Burn Dressing product line. However, no assurance can be given that this patent will prove enforceable or prevent others from marketing products similar to, or which perform comparable functions as, the Company's products.

     The Company has obtained United States and foreign registrations for several trademarks for use on the Company's products. These marks and logos are used on the packaging of the Company's products.

6. Uncertainty of International Sales


     For the fiscal year ended August 31, 1995, the Company had approximate revenues of $912,000 from international sales, which represented approximately 18% of total sales during this period. International sales represented 15% and 21% of total sales, respectively, for the fiscal years ended August 31, 1994 and 1993. Although the Company intends to continue to pursue international sales, there can be no assurance that sales at present levels will be maintained, or will not fluctuate significantly as has occurred in recent years.

7. Product Liability

     To date, there have been no material claims or threatened claims against the Company by users of its products based on a failure to perform as specified. In the event that any claims for substantial amounts were to be successfully asserted against the Company, they could have a materially adverse effect on the Company's financial condition and its ability to distribute its products. The Company maintains $11,000,000 of general product liability insurance. There is no assurance that this amount will be sufficient to cover potential claims or that the present amount of insurance can be maintained at the present level of cost.

8. No Dividends

     The Company has not paid any cash dividends upon its Common Stock since its inception and, by reason of its present financial status and its contemplated financial requirements, does not anticipate paying any cash dividends in the foreseeable future. It is anticipated that earnings, if any, which may be generated from operations will be used to finance the operations of the Company.

9. Potential Rule 144 and Other Sales

     Of the Company's 3,499,180 shares outstanding as of February 27, 1996, approximately 533,000 shares may be deemed "restricted securities" as that term is defined under the Securities Act of 1933, as amended (the "Act"), and in the future may be sold in compliance with Rule 144 under the Act or pursuant to a registration statement filed under the Act. Rule 144 provides, in essence, that a person holding restricted securities for a period of two years may sell every three months in brokerage transactions and/or market maker transactions an amount equal to the greater of one percent (1%) of either (a) the Company's issued and outstanding Common Stock or (b) the average weekly trading volume of the Common Stock during the four calendar weeks prior to such sale. Rule 144 also permits, under certain circumstances, the sale of shares without any quantity limitation by a person who is not an affiliate of the Company and who has satisfied a three-year holding period. In addition, the Company has registered 388,661 shares of Common Stock held by twelve persons. Investors should be aware that sales of the Company's Common Stock, under registration statements or Rule 144, may have a depressive effect on the price of the Company's Common Stock in any market which may develop for such securities.


10. Proceeds Not Allocated to Specific Uses

     Any proceeds of this offering have been allocated to working capital. While the Company anticipates that a significant portion of any proceeds received will be used for manufacturing, administrative, marketing or research and development expenses, the acquisition of inventory, or the repurchase of certain of the Company's outstanding securities, it has made no specific allocation for these purposes and may use these funds for other general corporate purposes. See "Use of Proceeds."

                                USE OF PROCEEDS

     The net proceeds to the Company from the exercise of all options and warrants for which the underlying common stock is registered herein would be approximately $2,740,00 after taking into account estimated offering expenses of approximately $14,400. The Company will receive no proceeds from the sale of stock held by any Selling Shareholders. There can be no assurances that the Company will receive any proceeds from the exercise of the options and not all options may be exercised which could result in the proceeds of this offering to the Company being minimal. Any proceeds received from the exercise of the options would be added to working capital. The Company has not made any specific allocations as to the use of any such proceeds. The proceeds could be used for manufacturing, administrative, marketing or research and development expenses, the acquisition of inventory, or the repurchase of certain of the Company's outstanding securities. In the opinion of management, the Company has sufficient capital, together with anticipated revenues from sales of its products, to continue operations for at least the next twelve months.

     Prior to expenditure, the net proceeds will be invested in short-term interest bearing securities or money market funds. Any income from investments, will be added to working capital.

                             SELLING SHAREHOLDERS

     The securities being offered hereby are for the accounts of the following persons.


Name (1)                          Securities Owned                                   Securities                   Securities to be
                                   Before Offering                                   to be Sold              Owned after  Offering
Peter D. Cohen(2)                   331,287 shares                               100,000 shares                     231,287 shares
Yitz Grossman(3)                    600,250 shares                               100,000 shares                     500,250 shares
Werner Haase(4)                     300,625 shares                               100,000 shares                     200,625 shares
Oscar Folger(5)                      32,500 shares                                10,000 shares                      22,500 shares
James Lucas(6)                       19,998 shares                                10,000 shares                       9,998 shares
                            1,666 Class A Warrants                                                          1,666 Class A Warrants
                            1,666 Class B Warrants                                                          1,666 Class B Warrants
D. H. Blair investment              630,945 shares                               407,837 shares                     223,108 shares
Banking Corp(7)           247,500 Class A Warrants                     135,946 Class A Warrants           111,554 Class A Warrants
                          247,500 Class B Warrants                     135,946 Class B Warrants           111,554 Class B Warrants
Michael Siciliano(8)                  2,499 shares                                 2,499 shares                                  0
                              833 Class A Warrants                         833 Class A Warrants
                              833 Class B Warrants                         833 Class B Warrants
David Nachamie(8)                     2,499 shares                                 2,499 shares                                  0
                              833 Class A Warrants                         833 Class A Warrants
                              833 Class B Warrants                         833 Class B Warrants
Alison Brown(8)                       1,000 shares                                 1,000 shares                                  0
                              333 Class A Warrants                         333 Class A Warrants
                              333 Class B Warrants                         333 Class B Warrants
Kenton Wood(8)                        9,996 shares                                 9,996 shares                                  0
                            3,332 Class A Warrants                       3,332 Class A Warrants
                            3,332 Class B Warrants                       3,332 Class B Warrants
Alan Stahler(8)                     105,958 shares                               105,958 shares                                  0
                           35,319 Class A Warrants                      35,319 Class A Warrants
                           35,319 Class B Warrants                      35,319 Class B Warrants

--------------

(1) The address for Messrs. Cohen, Grossman and Haase is c/o the Company.
The address for Messrs. Folger and Lucas is 521 Fifth Avenue, New York, NY. The address for D. H. Blair Investment Banking Corp., Ms. Brown and Messrs. Siciliano, Nachamie, Wood, and Stahler is 44 Wall Street, New York, NY.

(2) In addition to securities included herein to be sold pursuant to options, also takes into account shares issuable upon exercise of options to purchase 212,500 shares which are not included in this prospectus.

(3) In addition to securities included herein to be sold pursuant to options, also takes into account shares issuable upon exercise of options to purchase 200,000 shares which are not included in this prospectus.

(4) In addition to securities included herein to be sold pursuant to options, also takes into account shares issuable upon exercise of options to purchase 143,750 shares which are not included in this prospectus.

(5) In addition to securities included herein to be sold pursuant to options, also takes into account shares issuable upon exercise of options to purchase 10,000 shares which are not included in this prospectus.

(6) In addition to securities included herein to be sold pursuant to options, also takes into account shares issuable upon exercise of other options and indicated Class A and Class B Warrants to purchase 8,332 shares which are not included in this prospectus.

(7) In addition to securities included herein to be sold pursuant to Unit Purchase Options and warrants included therein, also takes into account 111,554 Class A Warrants, 111,554 Class B Warrants, and 223,108 shares issuable upon exercise of such warrants which are not included in this prospectus.

(8) Shares of Common Stock consist of shares issuable upon exercise of indicated Class A and Class B Warrants.

                             MATERIAL DEVELOPMENTS

     Since the Company's filing of its quarterly report on Form 10-QSB for the three months ended November 30, 1995, the Company has announced that it is engaged in discussions with Journeycraft, Inc. of New York, New York ("Journeycraft") for the acquisition by the Company of Journeycraft. Journeycraft is a diversified services company. Either directly or through subsidiaries, it has interests in travel technology, corporate travel management and consulting, use of media in the fields of performance improvement and internal corporate communications, and providing training, communications and data to the health care industry. Journeycraft has informed the Company that for the fiscal year ended March 31, 1995, the unaudited combined revenues of Journeycraft and its subsidiaries were approximately $31,000,000 and unaudited pre-tax income was approximately $1,100,000.

     Journeycraft is majority-owned and controlled by Werner Haase and his wife. Mr. Haase is a director of the Company and beneficial owner of approximately 8% of the Company's Common Stock after giving effect to the exercise of stock options held by Mr. Haase.

     Negotiations for this transaction are continuing, but no letter of intent has been signed. There can be no assurance that an agreement will be achieved or that any agreement will be signed or closed. The Company anticipates that the closing for any agreement will be subject to numerous terms and conditions, including the receipt of an opinion on the fairness of the transaction.


                             PLAN OF DISTRIBUTION

     The Securities are being offered for the respective accounts of the Selling Shareholders. The Company will not receive any proceeds from the sale of any Securities by the Selling Shareholders. The Company will receive the exercise prices of options and warrants which are exercised by the Selling Shareholders.

     The sale of Securities by the Selling Shareholders may be effected from time to time in transactions in the over-the-counter market, in negotiated transactions, through the timing of options on the Shares, or through a combination of such methods of sale, at fixed prices, which may be charged at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The

Selling Shareholders may effect such transactions by selling the Securities to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of the Securities for which such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary compensation).

     The Selling Shareholders and any broker-dealers who act in connection with the sale of the Securities hereunder may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and profit on any sale of the Securities as principal might be deemed to be underwriting discounts and commissions under the Securities Act.

                                 LEGAL MATTERS

     Certain legal matters in connection with this offering are being passed upon for the Company by Oscar D. Folger, Esq., New York, New York. Mr. Folger owns beneficially 12,500 shares of the Company's Common Stock. James W. Lucas, who is of counsel to Mr. Folger, owns 1,666 shares of Common Stock and 1,666 Class A Warrants. Messrs. Folger and Lucas also each hold options to acquire 20,000 and 15,000 shares, respectively, of the Company's Common Stock. The shares underlying certain of these options are included in this prospectus. See "Selling Shareholders."
                                    EXPERTS

     The financial statements of Water-Jel Technologies, Inc. for the years ended August 31, 1995 and 1994, incorporated by reference from the Company's annual report on Form 10-KSB for the fiscal year ended August 31, 1995, have been examined by Holtz Rubenstein & Co., LLP, independent certified public accountants, as stated in their report, and are included in reliance upon the report of such firm and upon their authority as experts in accounting and auditing.


               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The following documents, which have been filed with the Commission by the Company are incorporated herein by reference and made a part hereof. The Commission file number for all documents which are incorporated by reference is 0-13049.

         (1) Annual Report on Form 10-KSB for the fiscal year ended August 31, 1995, as amended December 28, 1995.

         (2) Quarterly Report on Form 10-QSB for the three months ended November 30, 1995.

         (3) The section entitled "Description of Securities" in the Company's registration statement on Form S-1 (Registration No. 33-23910), declared effective on October 31, 1988.

     In addition, all documents filed by the Company pursuant to Sections 13
(a), 13 (c), 14 and 15 (d) of the Exchange Act, prior to the termination of the offering of the securities covered by this Prospectus or the filing of a post-effective amendment which indicates that all securities have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated in this Prospectus and made a part hereof by reference from the date of filing each such document. Any statement contained in an earlier document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded to constitute a part of this Prospectus.

                                INDEMNIFICATION

     The Certificate of Incorporation of the Company provides that all directors, officers, employees and agents of the Company shall be entitled to be indemnified by the Company to the fullest extent permitted by law.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.


                            ADDITIONAL INFORMATION

     This Prospectus contains certain information concerning the Company and its securities, but does not contain all the information set forth in the Registration Statement and the Exhibits thereto filed with the Commission under the Securities Act of 1933, as amended, to which reference is made. Any summary from the Exhibits contained in this Prospectus is necessarily incomplete and must not be considered as a full statement of the provisions of such instruments.

                          WATER-JEL TECHNOLOGIES, INC.

           849,789 Shares of Common Stock, 176,596 Class A Warrants,
                          and 176,596 Class B Warrants

                             ----------------------
                                   PROSPECTUS
                             ----------------------

                                February _, 1996

     No dealer, salesman or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus, and if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of any offer to buy any securities in any jurisdiction in which such an offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Company since the date hereof.

                                    PART II

                     Information Not Required in Prospectus

Item 14.  Other Expenses of Issuance and Distribution.

     The expenses in connection with the issuance and distribution of the securities being registered under this post-effective amendment are estimated as follows:

                 Blue sky qualification fees and expenses.... $  2,000
                 Legal Fees and expenses.....................    9,000
                 Accountant's fees and expenses..............    2,000
                 Miscellaneous...............................    1,400
                                                              --------
                 Total....................................... $ 14,400

Item 15.  Indemnification of Directors and Officers.

     (a) Sections 721 through 726 of the New York Business Corporation Law (the "NYBCL") provide, in general, that (i) in the case of a derivative action, any person made a party to any action by reason of the fact that he, his testator or intestate, is or was a director or officer of the Registrant, may be indemnified by the Registrant against the reasonable expenses, including attorney's fees, actually and necessarily incurred by him in connection with the defense of such action or an appeal therein except in relation to matters as to which such director or officer is adjudged to have breached his duty to the Registrant under Section 717 of the NYBCL, and (ii) in the case of a non-derivative action, any person made or threatened to be made a party to any action, whether civil or criminal, by reason or the fact that he, his testator or intestate, is or was a director or officer of the Registrant or served another corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity at the request of the Registrant may be indemnified by the Registrant against judgments, fines, amounts paid in settlement and reasonable expenses, including attorney's fees, actually and necessarily incurred by him as a result of such action or an appeal therein if such officer or director acted in good faith, for a purpose which he reasonably believed to be in, or in the case of service for such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the Registrant, and, in addition, in criminal actions or proceedings had no reasonable cause to believe that his conduct was unlawful.

     (b) Registrant's certificate of incorporation has been amended to permit certain limitations on the grounds upon which a director may be personally liable to Registrant or any shareholder for damages for breach of fiduciary duty as a director to the full extent permitted by the New York Business Corporation Law.

     (c) Registrant's by-laws, as amended, permit the indemnification of directors and officers in connection with both derivative and non-derivative actions, to the full extent permitted by the New York Business Corporation Law.

Article 12 of the by-laws, as amended, reads:

     A. The Company shall, to the fullest extent permitted by applicable law as the same exists or may hereafter be in effect, indemnify any person who is or was or has agreed to become director or officers of the Company and who is or was made or threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the Company to procure a judgment in its favor and an action by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which such person is serving, has served or has agreed to serve in any capacity at the request of the Company, by reason of the fact that he or she is or was or has agreed to become a director or officer of the Company, or is or was serving or has agreed to serve such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity against judgments, fines, amounts paid or to be paid in settlement, taxes or penalties and costs, charges and expenses, including attorney's fees, incurred in connection with such action or proceeding or any appeal therein, provided, however, that no indemnification shall be provided to any such person if a judgement or other final adjudication adverse to the director or officer establishes that (i) his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and in either case, were material to the cause of action so adjudicated, or (ii) he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled. The benefits of this Paragraph A shall extend to the heirs and legal representatives of any person entitled to indemnification under this Paragraph.

     B. The Company may, to the extent authorized from time to time by the Board of Directors, or by a committee comprised of members of the Board of members of management as the board may designate for such purpose, provide indemnification to employees or agents of the Company who are not officers or directors of the Company with such scope and effect as determined by the Board, or such committee.

     C. The Company may indemnify any person to whom the Company is permitted by applicable law to provide indemnification or the advancement of expenses, whether pursuant to rights granted pursuant to, or provided by, the New York Business Corporation Law or other rights created by (i) a resolution of shareholders, (ii) a resolution of directors, or (iii) an agreement providing for such indemnification, it being expressly intended that these By-laws authorize the creation of other rights in any such manner. The right to be indemnified and to the reimbursement or advancement of expenses incurred in defending a proceeding in advance of its final disposition authorized by this Paragraph C shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, By-laws, agreement, vote of shareholders or disinterested directors or otherwise.


     D. the right to indemnification conferred by Paragraph A shall, and any indemnification extended under Paragraph B or Paragraph C may, be retroactive to events occurring prior to the adoption of this Article XII, to the fullest extent permitted by applicable law.

     E. This Article XII may be amended, modified or repealed either by action of the Board of Directors of the Company or by the vote of the shareholders. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, or otherwise, Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses paid or incurred by a director, officer or controlling person of Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 16.  Exhibits.

     (4)  (a) Form of Common Stock (1)
     (4)  (b) Form of Class A Warrant (2)
     (4)  (c) Form of Warrant Agreement (2), as amended (3)
     (5)      Opinion of Oscar D. Folger*
     (23) (a) Consent of Holtz Rubenstein & Co.*
     (23) (b) Consent of Oscar D. Folger (included in Exhibit 5)

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

-----------

* Filed herewith

(1) Incorporated by reference from the Company's Registration Statement on Form S-18, File No. 2-90512-NY, initially filed with the Commission on April 12, 1984.

(2) Incorporated by reference from the Company's Registration Statement on Form S-1, File No. 33- 23910, initially filed with the Commission on August 23, 1988.

(3) Incorporated by reference from Post-effective Amendment No. 8 on Form S-3 to the Company's Registration Statement, File No. 33-23910, filed with the Commission on February 20, 1996.

Item 17.  Undertakings


     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any fact or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the high and low and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That for purposes of determining any liability under the Securities Act of 1933, each filing of Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant, WATER-JEL TECHNOLOGIES, INC. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Carlstadt, New Jersey, on February 27, 1996.

                                       WATER-JEL TECHNOLOGIES, INC.

                                       By /s/ Peter D. Cohen
                                          Peter D. Cohen, President, Chief
                                          Executive Officer, Treasurer and
                                          Director (Chief Operating Officer
                                          and Chief Financial and Accounting
                                          Officer)


                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned hereby constitutes and appoints Peter D. Cohen, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all pre-effective and post-effective amendments to the Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature                            Title                             Date

/s/ Peter D. Cohen         President, Chief Executive                 2/27/96
(Peter D. Cohen)           Officer, Treasurer and
                           Director and Chief Financial
                           and Accounting Officer

/s/ Yitz Grossman          Director and Secretary                     2/27/96
(Yitz Grossman)

/s/ Werner Haase           Director                                   2/27/96
(Werner Haase)

                                     II-4